Exhibit 99.1

FOR IMMEDIATE RELEASE

New Source Energy Partners L.P. Announces Board of Director Change

OKLAHOMA CITY, August 29, 2014 – New Source Energy Partners L.P. (NYSE:NSLP) (the “Partnership” or “New Source”) announced that David J. Chernicky, director and Chairman of the Board of the Partnership’s general partner (the “Board”), has resigned from the Board and from his executive positions as Senior Geologist of the Partnership and the general partner. Mr. Chernicky has dedicated the last 30 years to the exploration and production of oil and natural gas. Mr. Chernicky is resigning to allocate more of his time to growing the assets and enhancing the operations of his other companies.

“On behalf of the New Source family, I would like to thank David for his dedication to the Partnership,” said Kristian Kos, President and Chief Executive Officer of the Partnership’s general partner. “As Chairman, he was instrumental in identifying opportunities to grow the Partnership’s upstream business. We wish David the best in his future endeavors.”

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is a vertically integrated independent energy partnership. The Partnership is actively engaged in the development and production of its onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. In addition, the Partnership is engaged in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes through its Oilfield Services Division subsidiaries. For more information on the Partnership, please visit www.newsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

New Source Energy Partners L.P.—Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com